The Investment Company of America
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$1,457,129
Class B	$53,327
Class C	$45,028
Class F-1	$33,642
Class F-2	$803
Total	$1,589,929
Class 529-A	$27,448
Class 529-B	$3,525
Class 529-C	$5,170
Class 529-E	$1,033
Class 529-F-1	$469
Class R-1	$992
Class R-2	$9,472
Class R-3	$17,275
Class R-4	$9,247
Class R-5	$59,192
Total	$133,823

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.6800
Class B	$0.4649
Class C	$0.4550
Class F-1	$0.6711
Class F-2	$0.3638
Class 529-A	$0.6606
Class 529-B	$0.4381
Class 529-C	$0.4398
Class 529-E	$0.5821
Class 529-F-1	$0.7207
Class R-1	$0.4649
Class R-2	$0.4370
Class R-3	$0.5875
Class R-4	$0.6667
Class R-5	$0.7490

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	2,063,247
Class B	104,996
Class C	94,797
Class F-1	48,178
Class F-2	3,967
Total	2,315,185
Class 529-A	42,896
Class 529-B	8,086
Class 529-C	11,933
Class 529-E	1,836
Class 529-F-1	699
Class R-1	2,141
Class R-2	22,392
Class R-3	27,140
Class R-4	14,539
Class R-5	88,827
Total	220,489

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$20.96
Class B	$20.87
Class C	$20.82
Class F-1	$20.93
Class F-2	$20.96
Class 529-A	$20.93
Class 529-B	$20.89
Class 529-C	$20.89
Class 529-E	$20.89
Class 529-F-1	$20.92
Class R-1	$20.87
Class R-2	$20.88
Class R-3	$20.92
Class R-4	$20.93
Class R-5	$20.95